As filed with the Securities and Exchange Commission on August 24, 1995
                                          Registration No. 33-_____

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.  20549
                                -----------------------

                                          FORM S-8
                                  REGISTRATION STATEMENT
                                        UNDER THE
                                  SECURITIES ACT OF 1933
                                -----------------------


                        LEWIS GALOOB TOYS, INC.
          (Exact name of registrant as specified in its charter)

                    Delaware
                    (State or other jurisdiction of
                    incorporation or organization)

                    94-1716574
                    (I.R.S. Employer Identification Number)

                                -----------------------
                             500 Forbes Boulevard
                     South San Francisco, California  94080
                (Address of Principal Executive Offices) (Zip Code)
                                -----------------------

                          LEWIS GALOOB TOYS, INC.
                1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                        (Full title of the plan)

                                -----------------------


                 WILLIAM G. CATRON, ESQ.
                 LEWIS GALOOB TOYS, INC.
                 500 FORBES BOULEVARD
          SOUTH SAN FRANCISCO, CALIFORNIA 94080
                    (415) 952-1678

                     CHARLES I. WEISSMAN, ESQ.
        SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                        919 THIRD AVENUE
                NEW YORK, NEW YORK  10022
                        (212) 758-9500

          (Name, address and telephone number, including area code,
                     of agents for service)









                        CALCULATION OF REGISTRATION FEE


                                                         Proposed          Proposed
                                      Amount              maximum           maximum                   Amount of
Title of Securities to be              to be          offering price     aggregate offering         registration
     registered                      registered        per share (2)         price (2)                 fee (3)
-------------------------           -----------       --------------     ------------------        --------------
Common Stock, par value
  $.01 per share (1)             160,000 shares          $7.6875          $1,230,000                   $424.14

(1) Including the related Preferred Stock Purchase Rights to be issued in the amount of one right per share, subject to adjustment, pursuant to the Rights Agreement, dated January 17, 1990, between Lewis Galoob Toys, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent.

(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the "Act"), solely for the purpose of calculation of the registration fee. The price shown is the average of the high and low sales prices for shares of the shares of common stock, par value $.01 per share (the "Common Shares"), of the Registrant on the New York Stock Exchange Composite Transaction Tape ("NYSE") on August 18, 1995.

(3)       The registration fee has been calculated pursuant to Rule 457(c) and
(h) of the Act as follows: one-twenty-ninth of one percent of $7.6875, the average of the high and low sales prices for the Common Shares on the NYSE on August 18, 1995, multiplied by 160,000, the number of Common Shares registered hereby.

          PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.  Incorporation of Documents by Reference.

          The following documents which have been filed by Lewis Galoob Toys, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which is the Registrant's latest Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act and which contains audited financial statements for the Registrant's latest fiscal year for which a Form 10-K was required to have been filed.

          (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995.

          (c) The description of the Registrant's common stock, par value $.01 per share (the "Common Stock"), which is contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          (d) The description of the Registrant's Preferred Stock Purchase Rights ("Rights") which is contained in a registration statement filed under
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          Item 4.  Description of Securities.

          Not applicable.

          Item 5.  Interests of Named Experts and Counsel.

          The legality of the securities to be registered hereby will be passed upon for the Registrant by Shereff, Friedman, Hoffman & Goodman, LLP ("Shereff"). Martin Nussbaum, a partner in such firm, is a director of the Registrant and serves as Chairman of the Executive Committee and the Nominating Committee of the Board of Directors and is a member of the Compensation Committee and the Finance Committee of the Board of Directors. Mr. Nussbaum beneficially owns 7,473 shares of Common Stock which may be acquired upon exercise of warrants. As compensation for Mr. Nussbaum's service as Chairman of the Executive Committee of the Board of Directors, during fiscal year 1994 until March 31, 1995, Mr. Nussbaum received a fee of $10,000 per month. Commencing April 1995, Mr. Nussbaum will receive an annual director's fee of $15,000 plus $500 for each meeting attended by Mr. Nussbaum. Mr. Nussbaum is also reimbursed by the Registrant for out-of-pocket expenses incurred by him as a director of the Corporation. In connection with Mr. Nussbaum's service as Chairman of the Executive Committee, on December 11, 1991, the Registrant issued to Shereff a five-year warrant to purchase 25,000 shares of the Registrant's Common Stock at a purchase price of $4.375, equal to the fair market value of the Common Stock on such date. Mr. Nussbaum disclaims beneficial ownership of 22,527 of such shares of Common Stock.

          Item 6.  Indemnification of Directors and Officers.

                The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"). Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person was or is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

                Indemnification in a suit by or in the right of the corporation is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but no indemnification may be made in such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action, or if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking, by or on behalf of the person to whom the advance will be made, to repay the advance if it shall ultimately be determined that he was not entitled to indemnification.

                The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such person against the liabilities insured.

                The Certificate of Incorporation of the Registrant (the "Certificate") provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

                The Certificate provides that directors, officers and others shall be indemnified to the full extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith. The Certificate further provides that rights conferred thereby shall be contract rights and shall include the right to be paid by the Registrant the expenses incurred in defending an action, suit or proceeding in advance of its final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified.

                The Certificate provides that persons indemnified may bring suit against the Registrant to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit shall be reimbursed by the Registrant. The Certificate further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under Delaware law, the burden of proving the defense shall be on the Registrant and neither the failure of the Registrant's Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Registrant that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                The Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Registrant's Certificate or By-laws, or otherwise. Finally, the Certificate provides that the Registrant may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under Delaware law.

                The Registrant maintains directors' and officers' liability and company reimbursement insurance policies in the aggregate amount of $10,000,000 which, among other things (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacities as such and (ii) provides for payment on behalf of the Registrant against such loss, but only when the Registrant shall be required or permitted to indemnify the directors or officers for such loss. The policy does not cover loss from claims made against insured directors or officers arising within certain specified circumstances, including losses arising from specified categories of misconduct.

                So long as the Registrant meets the securities ownership and other tests set forth in Section 2115 of the California General Corporation Code, Section 317 of such Code provides that all corporations have the power to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding "if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that conduct of the person was unlawful" and against expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action by or in the right of the corporation to procure a judgment in its favor "if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders." Except in cases where the agent being indemnified has been successful on the merits in defense of any proceeding referred to, indemnification is proper only if it is determined that the agent has met the applicable standards quoted above by (1) majority vote of a quorum consisting of directors who are or were not parties to such proceedings or, if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (2) approval of the shareholders of the corporation, with the shares owned by the indemnified person not being entitled to vote, or (3) the approval of the court in which such proceeding is, or was, pending.

          Item 7.  Exemption from Registration Claimed.

                Not Applicable.

          Item 8.  Exhibits.

                The following exhibits are filed as part of this Registration
Statement:

Exhibit Number. Description.
          4.1 Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1 to the Registrant's Amendment No. 1 on Form 8 to the
                Registration Statement on Form 8-B, filed with the Commission on January 11, 1988 (the "Amendment No. 1 to the Form 8-B").)

          4.2   Bylaws.  (Incorporated by reference to Exhibit 3.2 to Amendment
                No. 1 to the Form 8-B.)

          4.3   Form of Certificate for Shares of Common Stock of the
                Registrant. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, Registration
                No. 33-33640, filed with the Commission on February 26, 1990
                (the "Form S-3").)

          4.4   Form of Certificate of Designations of the Registrant's Series A
                Preferred Stock. (Incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form 8-A, filed with the Commission on January 23, 1990 (the "January 23, 1990 Form
                8-A").)

          4.5 Form of Rights Agreement, dated as of January 17, 1990, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent. (Incorporated by Reference to Exhibit 2.1 to the January 23, 1990 Form 8-A).

          4.6 1995 Non-Employee Directors' Stock Option Plan of the Registrant and related form of Stock Option Agreement.

          5     Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.

          23.1 Consent of Shereff, Friedman, Hoffman & Goodman, LLP (included in Exhibit 5).

          23.2  Consent of Price Waterhouse, LLP.

          24    Powers of Attorney.

          Item 9.  Undertakings.

                The Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                The Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act
(and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on this 22nd day of August, 1995.

                                LEWIS GALOOB TOYS, INC.


                                By: /s/ Mark Goldman
                                      Mark Goldman
                                      President and Chief Executive Officer

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



Signature                            Title                            Date

/s/ Mark Goldman             President and Chief                 August 22, 1995
------------------
Mark Goldman                 Executive Officer

      *                      Director                           August 22, 1995
-------------------
Andrew J. Cavanaugh

      *                      Director                           August 22, 1995
--------------------
Paul A. Gliebe, Jr.

      *                      Director                           August 22, 1995
--------------------
Scott R. Heldfond

      *                      Director                           August 22, 1995
---------------------
Hoffer Kaback

      *                      Director                           August 22, 1995
----------------------
S. Lee Kling

     *                       Director                           August 22, 1995
-----------------------
Roger Kowalsky

     *                       Director                           August 22, 1995
------------------------
Martin Nussbaum

     *                       Director                          August 22, 1995
------------------------
George Riordan

/s/ William B. Towne         Executive Vice                    August 22, 1995
--------------------------   President, Finance and
William B. Towne             Chief Financial Officer


* By: /s Mark Goldman
     ---------------------
        Mark Goldman
        Attorney-in-Fact

                                  EXHIBIT INDEX



                                                                                                        Sequential
Exhibit Number.      Description.                                                                       Page Number.
--------------       ------------                                                                       ------------

4.1                  Certificate of Incorporation.  (Incorporated by reference to                            N/A
                     the Registrant's Amendment No. 1 on Form 8 to the
                     Registration Statement on Form 8-B, filed with the
                     Commission on January 11, 1988 (the "Exhibit 3.1 to
                     Amendment No. 1 to the Form 8-B").)


4.2                  Bylaws.  (Incorporated by reference to Exhibit 3.2 to                                   N/A
                     Amendment No. 1 to the Form 8-B.)

4.3                  Form of Certificate for Shares of Common Stock of the                                   N/A
                     Registrant.  (Incorporated by reference to Exhibit 4.1 to the
                     Registrant's Registration Statement on Form S-3,
                     Registration No. 33-33640, filed with the Commission on
                     February 26, 1990 (the "Form S-3").)

4.4                  Form of Certificate of Designations of the Registrant's                                 N/A
                     Series A Preferred Stock.  (Incorporated by reference to
                     Exhibit 2.2 to the Registrants's Registration Statement on
                     Form 8-A, filed with the Commission on January 23, 1990
                     (the "1990 Form 8-A").)

4.5                  Form of Rights Agreement, dated as of January 17, 1990,                                 N/A
                     between the Registrant and Continental Stock Transfer &
                     Trust Company, as Rights Agent.  (Incorporated by
                     reference to Exhibit 2.1 to the 1990 Form 8-A).


4.6                  1995 Non-Employee Directors' Stock Option Plan of the                                    ----
                     Registrant and related form of Stock Option Agreement.

5                    Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.                                    ----

23.1                 Consent of Shereff, Friedman, Hoffman & Goodman, LLP                                     N/A
                     (included in Exhibit 5).

23.2                 Consent of Price Waterhouse, LLP.                                                        ----

24                   Powers of Attorney.                                                                      ----

                                  - 10 -